Exhibit 4.2

     THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
         OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED
         FOR SALE, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT AN
          EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND
          UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF
             COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION
                      FROM SUCH REGISTRATION IS AVAILABLE.




                   PREMIUM FINANCIAL SERVICES & LEASING, INC.

                     10% CONVERTIBLE SUBORDINATED DEBENTURE
                                    DUE 2003



No. 01 $XX,000.00


         FOR VALUE RECEIVED, Premium Financial Services & Leasing, Inc., a Wyoming corporation (the "Company"), promises to pay to ________________, whose address is ________________________________________________, or registered assigns (the "Holder"), the sum of XX Thousand Dollars ($XX,000.00) in lawful money of the United States of America on or before the Maturity Date as defined herein, with all Interest and Bonus Interest thereon as defined and specified herein.

1. INTEREST. This Debenture shall bear interest ("Interest") at the rate of ten percent (10%) per annum from the Issue Date through the Maturity Date. The Company shall pay such Interest in cash semi-annually; however, if the Company elects to redeem the Debenture prior to the Maturity Date, the Company may pay the Interest due upon redemption.

2. PRE-PAYMENTS AND MATURITY DATE. This Debenture shall be due and payable in full, including all accrued Interest thereon, on July __, 2003 ("Maturity Date"). The Company may prepay this Debenture at any time after issuance without penalty.

3. EQUAL RANK. This Debenture may be issued in denominations of $1,000 at the request of the Holder, subject to Paragraph 11, "Assignment, Transfer or Loss of the Debentures." Such other smaller denominations of the Debentures shall then represent one of a series of up to $1,000,000 principal amount of the 10% Convertible Subordinated Debentures due 2003 ("Debentures") issued by the Company. All Debentures will rank equally and ratably without priority over one another.

4. CONVERSION OF DEBENTURE.

4.1 CONVERSION PRICE. This Debenture is convertible, at the option of the Holder, into shares ("Shares") of Common Stock, at any time commencing ninety
(90) days after the Issue Date and prior to the close of business on the business day prior to the Maturity Date, date of redemption or conversion date, as the case may be. The conversion price (the "Conversion Price") will be equal to the lower of (i) the lowest price that the Company sells any of its Common Stock in a public or private offering or (ii) if quoted on an exchange, than at fifty percent of the Average Stock Price for twenty consecutive trading days through the Conversion Date, subject to adjustment as hereinafter provided. Upon conversion, the holder will also receive Bonus Warrants at the rate of one warrant for every one share of converted stock. The warrant shall be exercisable within 180 days of issuance at the rate of the Average Stock Price for twenty consecutive trading days through the Conversion Date, subject to adjustment as hereinafter provided.

4.2 ADJUSTMENT BASED UPON STOCK DIVIDENDS, COMBINATION OF SHARES OR RECAPITALIZATION. The Conversion Price shall be adjusted in the event that the Company shall at any time (i) pay a stock dividend on the Common Stock, (ii) subdivide its outstanding Common Stock into a greater number of shares, (iii) combine its outstanding Common Stock into a smaller number of shares, (iv) issue by reclassification of its Common Stock any other special capital stock of the Company, (v) issue to holders of Common Stock, rights or warrants to subscribe for or purchase Common Stock at less than the current market price (as defined) of the Common Stock, or (vi) distribute to all holders of Common Stock evidences of indebtedness or assets (excluding cash dividends) or rights or warrants to subscribe for Common Stock (other than those mentioned above). No adjustment of the Conversion Price will be required until cumulative adjustments amount to One Dollar ($1.00) per $1,000 principal amount of the Debentures or more. Upon the occurrence of an event requiring adjustment of the Conversion Price, and thereafter, the Holder, upon surrender of this Debenture for conversion, shall be entitled to receive the number of shares of Common Stock or other capital stock of the Company which the Holder would have owned or have been entitled to receive after the happening of any of the events described above had this Debenture been converted immediately prior to the happening of such event.

4.3 ADJUSTMENT BASED UPON MERGER OR CONSOLIDATION. In case of any consolidation or merger to which the Company is a party (other than a merger in which the
Company is the surviving entity and which does not result in any reclassification of or change in the outstanding Common Stock of the Company), or in case of any sale or conveyance to another person, firm, or corporation of the property of the Company as an entirety or substantially as an entirety, the Holder shall have the right to convert this Debenture into the kind and amount of securities and property (including cash) receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior thereto.

4.4 EXERCISE OF CONVERSION PRIVILEGE. The Conversion Privilege provided for herein shall be exercisable by the Holder by written notice to the Company or its successor and the surrender of this Debenture in exchange for the number of shares (or other securities and property, including cash, in the event of an adjustment of the Conversion Price) into which this Debenture is convertible based upon the Conversion Price. Conversion rights will expire at the close of business on the business day prior to the Maturity Date or redemption date of this Debenture.

4.5 CORPORATE STATUS OF COMMON STOCK TO BE ISSUED. All Common Stock (or other securities in the event of an adjustment of the Conversion Price) which may be issued upon the conversion of this Debenture shall, upon issuance, be fully paid and nonassessable.

4.6 ISSUANCE OF CERTIFICATE. Upon the conversion of this Debenture, the Company shall in due course issue to the Holder a certificate or certificates representing the number of shares of Common Stock (or other securities in the event of an adjustment of the Conversion Price) to which the conversion relates.

4.7 FRACTIONAL SHARES. No fractional Shares will be issued. In lieu thereof, the Company will pay cash for fractional Share amounts equal to the closing sale price of the Common Stock on the date of conversion, determined as follows:

4.7.1 If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange, the current value shall be the last reported sale price of the Common Stock on such exchange on the last business day prior to the date of conversion of this Debenture, or if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange; or

4.7.2 If the Common Stock is not listed or admitted to unlisted trading privileges, the current value shall be the last reported sale price or the mean of the last bid and asked prices reported by the National Association of Securities Dealers Automated Quotation System on the Nasdaq Small-Cap Market, Nasdaq National Market System or OTC Bulletin Board (or, if not so quoted on NASDAQ, by the National Quotation Bureau, Inc. or other reporting system for the public market in which the Common Stock trades) on the last business day prior to the date of the conversion of this Debenture; or

4.7.3 If the Common Stock is not so listed or admitted to unlisted trading privileges and prices are not reported on NASDAQ, the current value shall be an amount, not less than the book value, determined in such reasonable manner as may be prescribed by the Board of Directors of the Company.

4.8 CONVERSION OF DEBENTURES AT THE OPTION OF THE COMPANY. If the Average Stock Price at any point is one hundred twenty-five percent (125%) of the average of the closing bid prices of the Common Stock for the first ten (10) days that the Common Stock trades in a public market, the Company may, upon ten (10) days' written notice to the Holder, convert the Debentures, and all accrued Interest thereon, into Common Stock at the Conversion Price on the date of the notice, provided that the Company shall be able to make such conversion only if it has an effective registration statement covering the Common Stock to be issued to the Holders upon conversion of the Debentures.

5. STATUS OF HOLDER OF DEBENTURE. This Debenture shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company or to any rights whatsoever except the rights herein expressed, and no dividends shall be payable or accrue in respect of this Debenture or the securities issuable upon the conversion hereof unless and until this Debenture shall be converted. Upon the conversion of this Debenture, the Holder shall, to the extent permitted by law, be deemed to be the holder of record of the shares of Common Stock issuable upon such conversion, notwithstanding that the stock transfer books of the Company shall then be closed or that the certificates representing such shares of Common Stock shall not then be actually delivered.

6. RESERVE OF SHARES OF COMMON STOCK. The Company shall reserve out of its authorized shares of Common Stock (and other securities in the event of an adjustment of the Conversion Price) a number of shares sufficient to enable it to comply with its obligation to issue shares of Common Stock (and other securities in the event of an adjustment of the Conversion Price) upon the conversion of this Debenture.

7. REDEMPTION. If not earlier converted, this Debenture is redeemable by the Company at any time on or after ninety (90) days from the Issue Date, at its option, in whole or in part, on a pro rata basis, at a price equal to the outstanding principal balance plus accrued Interest payable through the date of redemption upon twenty (20) days' written notice to the Holder at a price equal to the outstanding principal balance plus accrued Interest on the Debenture. The Holders will have the right to convert their Debentures, and all accrued Interest thereon, at the Conversion Price at any time until the close of business on the date fixed for redemption. The redemption price will be paid within forty-five (45) days of the redemption date. If fewer than all of the

Debentures are to be redeemed, the Company shall select the Debentures or portions thereof to be redeemed by lot or by any other method the Company shall deem fair and reasonable.

8. REGISTRATION RIGHTS. The Holders of the Debentures issued to such Holders without an effective Registration Statement under the Securities Act of 1933 (the "Act") shall have no registration rights.

9. SUBORDINATED INDEBTEDNESS.

9.1 This Debenture constitutes Subordinated Indebtedness of the Company and is unsecured. The Indebtedness evidenced by this Debenture and all of the Debentures is subordinated to the prior payment when due of the principal of, and premium, if any, and accrued and unpaid Interest on, all existing Senior Indebtedness of the Company. The Debentures will be senior to, in right of payment of principal of, premium, if any, and accrued and unpaid interest on, any future Subordinated Indebtedness of the Company.

9.2 Upon any distribution of assets of the Company in any dissolution, winding up, liquidation or reorganization of the Company, all holders of Senior
Indebtedness of the Company must be paid in full before any payment or distribution is made with respect to the Debentures. Because of these subordination provisions, unless sufficient sums are available to pay the Holders and the holders of Senior Indebtedness of the Company are paid in full, holders of Senior Indebtedness of the Company, including certain creditors of the Company who are not holders of Senior Indebtedness of the Company, may recover more, ratably, than the Holders.

9.3 Upon the maturity of any Senior Indebtedness of the Company by lapse of time, acceleration or otherwise, unless and until all principal thereof, premium, if any, and interest thereon and other amounts due thereon shall first be paid in full, no payment shall be made by or on behalf of the Company with respect to the principal of, premium, if any, or interest on the Debentures. Upon the happening of any default in the payment of any principal of or interest on or other amounts due on any Senior Indebtedness of the Company (a "Payment Default") unless and until such default shall have been cured or waived or have ceased to exist, no payment shall be made by or on behalf of the Company with respect to the principal of or Interest on the Debentures. Upon the happening of any default or event of default (other than a Payment Default), including any event which with the giving of notice or the lapse of time or both would become an event of default and including any default or Event of Default which would result upon any payment with respect to the Debentures, with respect to any Senior Indebtedness of the Company, as such default or event of default is defined therein or in the instrument or agreement or other document under which it is outstanding, then upon written notice thereof given to the Company by a holder or holders of any Senior Indebtedness of the Company or their representative ("Payment Notice"), no payment shall be made by or on behalf of the Company with respect to the principal of, premium, if any, or Interest on the Debentures, during the period (the "Payment Blockage Period") commencing on the date of such receipt of such Payment Notice and ending on the earlier of the date, if any, on which such default is cured or waived or ceases to exist or the Senior Indebtedness to which such default relates is discharged.

10. DEFAULT. The Company shall perform its obligations and covenants hereunder and in each and every other agreement between the Company and Holder pertaining to the Indebtedness evidenced hereby. The following provisions shall apply upon failure of the Company so to perform.

10.1 EVENT OF DEFAULT. Any of the following events shall constitute an "Event of Default" hereunder:

10.1.1 Failure by the Company to pay principal, or premium, if any, of any of the Debentures when due and payable on the Maturity Date;

10.1.2 Failure of the Company to pay Interest when due hereunder, which failure continues for a period of thirty (30) days after the due date of the amount involved; or

10.1.3 Failure of the Company to perform any of the covenants, conditions, provisions or agreements contained herein, or in any other agreement between the Company and Holder pertaining to the Indebtedness evidenced hereby, which failure continues for a period of sixty (60) days after written notice of default has been given to the Company by the Holders of not less than twenty-five percent (25%) of the principal amount of the Debentures then outstanding; provided, however, that if the nature of the Company's obligation is such that more than sixty (60) days are required for performance, then an Event of Default shall not occur if the Company commences performance within such sixty (60) day period and thereafter diligently prosecutes the same to completion; or

10.1.4 The entry of an order for relief under Federal Bankruptcy Code as to the Company or entry of any order appointing a receiver or trustee for the Company or approving a petition in reorganization or other similar relief under bankruptcy or similar laws in the United States of America or any other competent jurisdiction, and if such order, if involuntary, is not satisfied or withdrawn within sixty (60) days after entry thereof; or the filing of a petition by the Company seeking any of the foregoing, or consenting thereto; or the filing of a petition to take advantage of any debtor's act; or making a general assignment for the benefit of creditors; or admitting in writing inability to pay debts as they mature.

10.2 ACCELERATION. Upon any Event of Default (in addition to any other rights or remedies provided for under this Debenture), at the option of the Holders of not less than twenty-five percent (25%) of the principal amount of the Debentures then outstanding, all sums evidenced hereby, including all principal, premium, if any, accrued but unpaid Interest, fees and all other amounts due hereunder, shall become immediately due and payable. If an Event of Default in the payment of principal or Interest should occur and be continuing with respect to the Debenture, any one or more holders of the Debentures then outstanding may declare the principal of the Debentures to be immediately due and payable. In the Event of a Default due to a breach of any other covenant or term, Holders representing twenty-five percent (25%) of the principal amount of the Debentures may take action to accelerate the Debentures. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary occurs and is continuing, the principal of and premium, if any, and interest on all the Debentures will become and be immediately due and payable without any declaration or other act on the part of any holders of the Debentures. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Debentures may rescind any such acceleration with respect to the Debentures and its consequences.

10.3 NOTICE BY COMPANY. Upon the happening of any Event of Default specified in this paragraph that is not cured within the respective periods prescribed above, the Company will give prompt written notice thereof to the Holder of this Debenture.

10.4 NO WAIVER. Failure of the Holder to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent Event of Default, or in the event of continuance of any existing Event of Default after demand or performance thereof.

10.5 DEFAULT INTEREST. Default Interest will accrue on an unpaid principal or Interest due hereunder at the rate of fourteen percent (14%) per annum upon the occurrence of any Event of Default until the Event of Default is cured.

10.6 PURSUIT OF ANY REMEDY. No Holder of a Debenture may pursue any remedy under the Debentures unless (i) the Company shall have received written notice of a continuing Event of Default from the Holder and (ii) the Company shall have received a request from Holders of at least twenty-five percent (25%) of principal amount of the Debentures to pursue such remedy. The Holders of fifty-one percent (51%) of principal amount of the Debentures then outstanding have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Debentureholders under the Debentures.

11.      ASSIGNMENT, TRANSFER OR LOSS OF THE DEBENTURE.

11.1 No Holder of this Debenture may assign, transfer, hypothecate or sell all or any part of this Debenture or in any way alienate or encumber the Debenture without the express written consent of the Company, the granting or denial of which shall be within the absolute discretion of the Company. Any attempt to effect such transfer without the consent of the Company shall be null and void. The Company has not registered this Debenture under the Act or the applicable securities laws of any state in reliance on exemptions from registration. Such exemptions depend upon the investment intent of the Holder at the time he acquires his Debenture. Each Holder has acquired his Debenture for his own account for investment purposes only and not with a view toward distribution or resale of such Debenture within the meaning of the Act and the applicable securities laws of any state. The Company shall be under no duty to register the Debenture or to comply with an exemption in connection with the sale, transfer or other disposition under the applicable laws and regulations of the Act or the applicable securities laws of any state. The Company may require the Holder to provide, at his expense, an opinion of counsel satisfactory to the Company to the effect that any proposed transfer or other assignment of the Debenture will not result in a violation of the applicable federal or state securities laws or any other applicable federal or state laws or regulations.

11.2 All expenses, including reasonable legal fees incurred by the Company in connection with any permitted transfer, assignment or pledge of this Debenture will be paid by the Holder requesting such transfer, assignment or pledge.

11.3 Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Debenture and, in the case of any such loss, theft or destruction of any Debenture, upon delivery of an indemnity bond in such reasonable amount as the Company may determine (or, in the case of any Debenture held by the original Debentureholder, of an indemnity agreement reasonably satisfactory to the Company), or, in the case of any such mutilation, upon the surrender of such Debenture to the Company at its principal office for cancellation, the Company at its expense will execute and deliver, in lieu thereof, a new Debenture of like tenor, dated the date to which interest hereunder shall have been paid on such lost, stolen, destroyed or mutilated Debenture.

11.4 Subject to Subparagraph 11.5 below, the Holder may, at his option, either in person or by duly authorized attorney, surrender this Debenture for registration of transfer at the principal office of the Company and, upon payment of any expenses associated with the transfer, receive in exchange therefor a Debenture or Debentures, dated as of the date to which interest has been paid on the Debenture so surrendered, each in the principal amount of $1,000 or any multiple thereof, for the same aggregate unpaid principal amount as the Debenture so surrendered and registered as payable to such person or persons as may be designated by the Holder. Every Debenture surrendered for registration of transfer shall be duly endorsed or shall be accompanied by a written instrument of transfer duly executed by the Holder or his attorney duly authorized in writing. Every Debenture, so made and delivered by the Company in exchange for any Debenture surrendered, shall in all other respects be in the same form and have the same terms as the Debenture surrendered. No transfer of any Debenture shall be valid unless made in such manner at the principal office of the Company.

11.5 The Company may treat the person in whose name this Debenture is registered as the owner and Holder of this Debenture for the purpose of receiving payment of all principal of and all Interest on this Debenture, and for all other purposes whatsoever, whether or not such Debenture shall be overdue and, except for transfers effected in accordance with this subparagraph, the Company shall not be affected by notice to the contrary.

12. MODIFICATIONS AND AMENDMENTS. Modifications and amendments to the Debentures may be made by the Company with the consents of the holders of a majority in principal amount of the Debentures then outstanding; PROVIDED, that no such modification or amendment may, without the consent of the holder of each Debenture then outstanding affected thereby, (i) reduce the percentage of principal amount of Debentures whose holders may consent to an amendment, supplement or waiver; (ii) reduce the rate or change the time for payment of Interest, including default interest, on any Debenture; (iii) reduce the principal amount of any Debenture or change the Maturity Date of the Debentures; or (iv) reduce the redemption price, including premium, if any, payable upon redemption of any Debenture or change the time at which any Debenture may or shall be redeemed; (v) reduce the repurchase price, including premium, if any, payable upon the repurchase of any Debenture or change the time at which any Debenture may or shall be repurchase; (vi) make any Debenture payable in money other than that stated in the Debenture; (vii) impair the right to institute suit for the enforcement of any payment of principal of, or premium, if any, or interest on, any Debenture; (viii) make any change in the percentage of principal amount of Debentures necessary to waive compliance with certain provisions of the Debenture; or (ix) waive a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Debentures. The modifications and amendments of the Debentures may be made by the Company without the consent of any holders of Debentures in certain limited circumstances, including (a) to cure any ambiguity, omission, defect or inconsistency, (b) to provide for the assumption of the obligations of the Company under the Debentures upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company and (c) to make any change that does not adversely affect the rights of any holder of Debentures. The Debentures provide that the Holders of a majority in aggregate principal amount of the Debentures then outstanding may waive any past default under the Debentures, except a default in the payment of principal, premium, if any, or interest.

13. NOTICES. All notices provided for herein shall be validly given if in writing and delivered personally or sent by certified mail, postage prepaid, to the office of the Company or such other address as the Company may from time to time designate in writing sent by certified mail, postage prepaid, to the Holder at his address set forth below or such other address as the Holder may from time to time designate in writing to the Company by certified mail, postage prepaid.

14. USURY. All Interest, Bonus Interest, fees, charges, goods, things in action or any other sums or things of value, or other contractual obligations (collectively, the "Additional Sums") paid by the Company hereunder, whether pursuant to this Debenture or otherwise, with respect to the Indebtedness evidenced hereby, or any other document or instrument in any way pertaining to the Indebtedness, which, under the laws of the State of Wyoming may be deemed to be Interest with respect to such loan or Indebtedness, shall, for the purpose of any laws of the State of Wyoming, which may limit the maximum amount of Interest to be charged with respect to such loan or Indebtedness, be payable by the Company as, and shall be deemed to be, Interest and for such purposes only, the agreed upon and contracted rate of Interest shall be deemed to be increased by the Additional Sums. Notwithstanding any provision of this Debenture to the contrary, the total liability for payments in the nature of Interest under this Debenture shall not exceed the limits imposed by applicable law. The Company shall not assert a claim, and shall actively resist any attempts to compel it to assert a claim, respecting a benefit under any present or future usury laws against any Holder of this Debenture.

15. BINDING EFFECT. This Debenture shall be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and permitted assigns.

16. COLLECTION FEES. Except as otherwise provided herein, the Company shall pay all costs of collection, including reasonable attorneys' fees and all costs of suit and preparation for such suit (and whether at trial or appellate level), in the event the unpaid principal amount of this Debenture, or any payment of Interest is not paid when due, or in the event Holder is made party to any litigation because of the existence of the Indebtedness evidenced by this Debenture, or if at any time Holder should incur any attorneys' fees in any proceeding under the Federal Bankruptcy Code (or other similar laws for the protection of debtors generally) in order to collect any Indebtedness hereunder or to preserve, protect or realize upon any security for, or guarantee or surety of, such Indebtedness whether suit be brought or not, and whether through courts of original jurisdiction, as well as in courts of appellate jurisdiction, or through a bankruptcy court or other legal proceedings.

17. CONSTRUCTION. This Debenture shall be governed as to its validity, interpretation, construction, effect and in all other respects by and in accordance with the laws and interpretations thereof of the State of Wyoming. Unless the context otherwise requires, the use of terms in singular and masculine form shall include in all instances singular and plural number and masculine, feminine and neuter gender.

18. SEVERABILITY. In the event any one or more of the provisions contained in this Debenture or any future amendment hereto shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Debenture or such other agreement, and in lieu of each such invalid, illegal or unenforceable provision there shall be added automatically as a part of this Debenture a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

19. DEFINITIONS.

19.1 "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

19.2 "AVERAGE STOCK PRICE" is the average of the daily closing bid prices of the Common Stock for the twenty (20) consecutive trading days immediately preceding the relevant date.

19.3 "BOARD OF DIRECTORS" means, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors of such Person duly authorized to act on behalf of the Board of Directors of such Person.

19.4 "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, equity participations or other equivalents (however designated) of corporate stock or partnership interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

19.5 "CONVERSION DATE" shall mean the date of any written notice given by the Holder or the Company, as the case may be, of the conversion of the Debentures into shares of Common Stock.

19.6 "GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

19.7 "HOLDER" means a Person in whose name a Debenture is registered on the Company's books.

19.8 "INDEBTEDNESS" means, without duplication, with respect to any Person, (a) all obligations of such Person (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business), (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a capitalized lease obligation under GAAP, or
(vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all net obligations of such Person under interest rate swap obligations and foreign currency hedges; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that are otherwise its legal liability; (d) Indebtedness (as otherwise defined in this definition) of another Person secured by lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of
(1) the full amount of such obligations so secured, and (2) the fair market value of such asset, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a board resolution; and
(e) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b),
(c), (d) or this clause (e), whether or not between or among the same parties.

19.9     "ISSUE DATE" means the date on which the Debentures are first issued.

19.10    "MATURITY DATE" means July __, 2003.

19.11 "PERSON" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

19.12 "PREFERRED STOCK," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated), which is preferred as to the payment of dividends, or upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

19.13 "SENIOR INDEBTEDNESS" means any Indebtedness of the Company, whether outstanding on the date hereof or hereafter incurred, unless such Indebtedness is PARI PASSU with or contractually subordinate or junior in right of payment to the Debentures, except Indebtedness to any Affiliate of the Company which shall be junior and subordinate to the Debentures.

19.14 "SUBORDINATED INDEBTEDNESS OF THE COMPANY" means any Indebtedness of the Company, whether outstanding on the date of this Debenture or hereafter incurred, which is contractually subordinate or junior in right of payment to the Debentures.

19.15 A "SUBSIDIARY" of any Person means (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its subsidiary is entitled to receive more than fifty percent (50%) of the assets of such partnership upon its dissolution, or (iii) any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or
(y) the power to elect or direct the election of a majority of directors or other governing body of such Person.

19.16 "U.S. LEGAL TENDER" means such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

19.17    "SUBSIDIARY" means any subsidiary of the Company.

19.18 "VOTING STOCK" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof, whether at all times or only so long as no senior class of stock has voting power by reason of any contingency, to vote in the election of members of the Board of Directors or other governing body of such Person.

19.19 "WHOLLY OWNED SUBSIDIARY" means a Subsidiary all the Capital Stock (other than directors' qualifying shares, if applicable) of which is owned by the Company or another Wholly Owned Subsidiary.

20. MISCELLANEOUS. Except as otherwise provided herein, the Company waives demand, diligence, presentment for payment and protest, notice of extension, dishonor, maturity and protest. Time is of the essence with respect to the performance of each and every covenant, condition, term and provision hereof.

         IN WITNESS WHEREOF, this Debenture has been issued on the ___ day of July, 2002.

                                      PREMIUM FINANCIAL SERVICES & LEASING, INC.



                                       By_______________________________
                                                  Michael Gooch
                                        Chairman of the Board and President
Mailing Address of Holder:

Name:
XXX
City, State

                   PREMIUM FINANCIAL SERVICES & LEASING, INC.

                 10% CONVERTIBLE SUBORDINATED DEBENTURE DUE 2003

                      NOTICE OF CONVERSION AND SUBSCRIPTION

               (To be completed and signed only upon a conversion
             of the Debenture into Common Stock in whole or in part)


TO:      PREMIUM FINANCIAL SERVICES & LEASING, INC.

         The undersigned, the Holder of the attached 10% Convertible Subordinated Debenture Due 2003 ("Debenture"), hereby irrevocably elects to exercise the right to convert part or all of the outstanding principal balance and accrued Interest on the Debenture into shares of Common Stock of the Company and thereby purchase ______ Shares. The undersigned makes payment of $ for the Shares by converting and canceling the indebtedness represented by the Debenture. The undersigned hereby requests that the Certificate(s) for such securities be issued in the name(s) and delivered to the address(es) as follows:

Name:

Address:

Deliver to:

Address:

         If the foregoing Notice of Conversion and Subscription evidences the conversion of less than the entire principal amount of the Debenture and accrued Interest thereon, please issue a new Debenture, of like tenor, for the remaining principal amount of the Debenture in the name(s), and deliver the same to the address(es), as follows:

Name:

Address:

DATED:  _________________, 2003.



                   (Name of Holder)


                   (Signature of Holder or Authorized Signatory)


                   (Social Security or Taxpayer Identification Number of Holder)